New Zealand Licence Agreement

TAF Australia LLC

and

The Athlete's Foot Australia Pty Ltd
ACN 001 777 582

and

RCG Corporation Ltd
ACN 108 096 251

Melbourne office
Ref: ATRI:CNX: 10021453

Table of Contents

New Zealand Licence Agreement

Date

6 August 2009

Parties

1. **TAF Australia LLC** of 1330 Avenue of the Americas, 34th FL, New York, in the State of New York, America (**TAFA**)

2. **The Athlete's Foot Australia Pty Ltd** ACN 001 777 582 of Unit 7, 29-31 Bridge Road, Stanmore, in the State of NSW (**Company**)

3. **RCG Corporation Ltd** ACN 108 096 251 (formerly Retail Cube Ltd.) of Unit 7, 29-31 Bridge Road, Stanmore, in the State of NSW (**RCG**)

Background

A. The Amended and Restated Operating Agreement dated October 24, 1994 by and among the Company, RCG and Athlete's Foot Brands, LLC (successor-in-interest to Athlete's Foot Marketing Associates, Inc.), subject to the Assumption of Obligations of New Zealand Operating Agreement by RCG dated December 21, 2004, Second Amendment dated August 16, 2005 and Third Amendment dated June 28, 2006 (collectively, the **Operating Agreement**) was terminated and is hereby replaced in its entirety with this New Zealand License Agreement (**Agreement**).

B. Under this Agreement, TAFA grants the Company a licence to use the Marks and Trade Dress in the Territory during the Term on the terms set out in this Agreement.

Agreed terms

1. Definitions and Interpretation

1.1 Definitions

In this Agreement:

Affiliate means an entity that is directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with TAFA or that has any ownership interest in the Mark or any trade marks the same as the Mark that are registered anywhere in the world outside of the Territory, including but not limited to Athlete's Foot Brands LLC. The term "control," as used in the immediately preceding sentence, means, with respect to a corporation, the right to exercise, directly or indirectly, more than 10% of the voting rights attributable to the shares of the controlled corporation and, with respect to a entity that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity;

Company Store means a business establishment or other location opened and operated by the Company under the Mark;

Disapproved Goods means all items of merchandise and their respective manufacturers and/or suppliers the sale of which through the Stores would adversely affect the goodwill associated with the Marks inside or outside the Territory and which have been disapproved in writing by TAFA for sale in the Stores;

Effective Date means the date of execution of this Agreement;

First Renewal Term means the period commencing on 1 August 2108 and expiring on 31 July 2158;

Goods means all items of merchandise offered for sale or sold by or through any Store or by any representatives of any Store;

Gross Sales means the sum of the gross sales price of all Goods, whether for cash or on credit, whether collected or not, excepting there from the following:

(i) The sales price of all Goods purchased at Store(s) which are returned to Store(s) by customers and accepted for full credit, or the amount of discounts and allowances made thereon if less than full credit is given;

(ii) Sums and credits received in the settlement of claims for loss of, or damage to, Goods;

(iii) Goods and sales taxes, so called "luxury taxes," consumers' excise taxes, gross receipts taxes and other similar taxes now or hereafter imposed upon the sale of Goods, but only if stated specifically from the selling price of Goods and actually collected from customers; and

(iv) merchant fees on credit and debit card transactions on Goods purchased at Stores as charged to the Company or Sublicensees by financial institutions.

Initial Term means a period commencing on the Effective Date and expiring on 31 July 2108; and

Licence Fee means the amount of USD$186,000;

Mark means the trademarks listed in Exhibit A annexed to this Agreement including registrations for "The Athlete's Foot" and related marks and logos in the Territory and all other trademarks, logos, emblems and other designs as may be developed by the Company in accordance with clause 5(g) of this Agreement;

Renewal Fee means the renewal fee of USD$1 payable by the Company to TAFA;

Second Renewal Term means the period commencing on 1 August 2158 and expiring on 31 July 2208;

Store means each Company Store or Sublicense Store;

Sublicense Agreement means a written agreement under which the Company maintains control and oversight of its Sublicensees in the Territory in compliance with the terms and conditions of this Agreement;

Sublicense Store means a business establishment or other location opened and operated by a third party pursuant to a Sublicense Agreement from the Company in accordance with clause 2.2 of this Agreement;

Sublicensee means any third party licensed by the Company pursuant to clause 2.2 of this Agreement;

Tax means any federal, state or local income, gross receipt, license, payroll, employment excise, severance, stamp, occupation, premium, profits, environmental, custom duties, capital stock, franchise, withholding, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative, or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined bases or in any other manner, including any interest, penalty or addition thereto, whether disputed or not;

Trade Dress means the decorative, non-functional components of Stores, which provide a distinctive, identifying, memorable appearance of the interior and exterior layout, signage, design and decor features as part of the uniform appearance of Stores, as may be modified from time to time by the Company, pursuant to clause 5(b) of this Agreement;

Territory means the country of New Zealand;

Term means the Initial Term and any renewal term granted under clause 10; and

Third Renewal Term means the period commencing on 1 August 2208 and expiring on 31 July 2258.

1.2 Interpretation

In this Agreement unless the context requires otherwise:

(a) the singular includes the plural and vice versa;

(b) the headings are used for convenience only and do not affect the interpretation of this Agreement;

(c) a reference to a thing includes a reference to a part of that thing;

(d) a reference to a document includes the document as modified from time to time and any document replacing it;

(e) a reference to a Business Day means a day on which banks are open for retail banking business other than a Saturday or Sunday in Wellington, New Zealand and if something is to be done on a day which is not a Business Day then that thing must be done on the next or following Business Day; and

(f) the word "month" means calendar month and the word "year" means 12 months.

2. Grant of Rights

2.1 Grant of Exclusive License

From the Effective Date, TAFA grants to the Company on a sole and exclusive basis for the Term:

(a) a license to use the Mark to identify Goods with respect to Company Stores;

(b) a license to use the Trade Dress in connection with the design and layout of the Company Stores and;

(c) the right to open and operate Company Stores identified by the Mark and using the Trade Dress in the Territory; and

2.2 Grant of Exclusive Right to Sublicense

(a) TAFA grants to the Company on a sole and exclusive basis for the Term the right to grant to Sublicensees in the Territory:

(i) a license to use the Mark to identify Goods with respect to Sublicense Stores;

(ii) a license to use the Trade Dress in connection with the design and layout of the Sublicense Store; and

(iii) the right to open and operate Sublicense Stores identified by the Mark and using the Trade Dress,

(b) The Company and each Sublicensee must enter into and execute a Sublicense Agreement.

(c) The Company will perform all acts necessary to ensure that the Company and the Sublicensee comply with this Agreement, the Sublicense Agreement and the laws of the Territory.

(d) By 31 October each year during the Term of the Sublicense, the Company will provide TAFA with a copy of its then current Sublicense Agreement.

2.3 Acknowledgement and Acceptance of Rights

The Company accepts the grant of the license to use the Mark and the Trade Dress, to open and operate Stores identified by the Mark and Trade Dress and the right to sublicense third parties in accordance with the terms and conditions outlined in this Agreement.

2.4 Registration as an Authorised User

TAFA consents to the Company being registered during the Term as an authorised user of the Mark in the Territory and agrees to do all things necessary to assist with the registration of the Company as an authorised user so long as the Company is in compliance with this Agreement. The Company will bear all costs payable in connection with the registration of

the Company as an authorised user.

2.5 Company Materials

(a) TAFA acknowledges that the Company or its related bodies corporate (as defined in the *Corporations Act 2001 (Cth)*) have developed, or may develop during the Term, a range of business, sales or operating processes, manuals, software and materials for use in Stores in the Territory (**Company Materials**).

(b) This Agreement does not govern or restrict the use of such Company Materials in any way and the Company may use, or license third parties to use, the Company Materials on condition that the Company Materials do not incorporate the Mark, the Trade Dress or any materials independently developed by TAFA or its Affiliates.

2.6 Limitation on Granting Other Rights in the Territory

TAFA must not, and must ensure that its Affiliates do not, directly or indirectly during the Term:

(a) open or operate any stores in the Territory that use the Mark or the Trade Dress;

(b) grant a license to a third party for the use of the Mark or the Trade Dress in the Territory other than to offer Goods bearing the Mark to the Company or Sublicensees for resale in Stores;

(c) permit other TAFA grantees or Affiliates to offer Goods bearing the Mark for resale in, or to persons in, the Territory, other than to the Company or Sublicensees; or

(d) for any reason or purpose within the Territory:

(i) use, or permit any other person or organisation to use; or

(ii) disclose to any other person or organisation in the Territory or for use in the Territory,

the Company Materials, any of the Manuals provided to TAFA by the Company under clause 3.6 of this Agreement or the Sublicense Agreement.

2.7 No system or marketing plan

The Company acknowledges that TAFA will not provide to the Company, and will not require the Company to adhere to, a system or marketing plan in connection with the operation of the Stores.

3. Fees and Reports

3.1 Licence Fee

The Licence Fee is due and payable by the Company to TAFA on execution of this Agreement in accordance with the written payment instruction to be provided by TAFA. The License Fee is a one-time, non-refundable payment.

3.2 Tax

(a) No Tax payable on the Licence Fee will be deducted from the Licence Fee.

(b) The Company is liable for any New Zealand Tax payable on the payment of the Licence Fee by the Company or the receipt of the Licence Fee by TAFA. The payment of any New Zealand Tax is the sole liability of the Company.

(c) TAFA is liable for any United States Taxes payable on the payment of the Licence Fee by the Company or the receipt of the Licence Fee by TAFA. The payment of any United States Tax is the sole liability of TAFA.

3.3 Payment of Royalty and Other Fees Owing under Operating Agreement

The Company will pay TAFA:

(a) US$5,130 on the Effective Date representing the minimum royalty fees outstanding and payable under the Operating Agreement at the Effective Date; and

(b) within 30 days of the Effective Date, an amount equal to 3% of 0.20% of Gross Sales through all Stores (including Stores in Australia) in the period from 1 January 2009 to 31 July 2009 in excess of AUD$58,333,333, representing any pro rata excess royalty fees due for that period under the Operating Agreement.

3.4 Reporting Information

(a) The Company will provide TAFA with:

(i) all supporting information required under the Operating Agreement to verify the Gross Sales for the period from 1 January 2009 to July 31, 2009; and

(ii) details of store openings for initial store opening fees,

at the same time as it makes the payment referred to in clause 3.3(b).

(b) During the period of 5 years following the Effective Date, TAFA may request, and the Company must provide to TAFA within 45 days of any request, such financial and business records reasonably requested by TAFA for the purpose of conducting an audit in respect of amounts paid by the Company under the Operating Agreement and under clause 3.3(b) of this Agreement. The Company is under no obligation to provide any records that relate to the period prior to 31 July 2004.

(c) The costs incurred by the parties in connection with the provision of the records and the conduct of the audit will be borne by TAFA. The Company must reimburse TAFA for these costs if the audit reveals that the Company has underreported its Gross Sales under the Operating Agreement by more than 5%.

3.5 Reporting of Store Numbers and Revenue

(a) The Company must report to TAFA the number of all Stores opened and operated in the Territory as at March 31, June 30, September 30 and December 31 of each year during the Term. The Company will provide this report to TAFA within 30 days of each date referred to herein during the Term.

(b) The Company must report to TAFA the monthly revenues of the Stores as previously reported under the Operating Agreement within 20 days after the end of each month.

(c) The Company acknowledges and agrees that the figures reported by the Company may be incorporated into the total number and total revenue of The Athlete's Foot retail stores worldwide.

3.6 Copy of Company Operations Manual

(a) By 31 October each year throughout the Term of the Agreement, the Company will provide TAFA with a copy of its then current operations manual, training manual, any and all other manuals and any other information relating to guidelines and operating procedures for its Stores operating within the Territory (**Manuals**).

(b) If requested by TAFA, the Company agrees to discuss with TAFA the prospect of TAFA being granted a right to use (and to sublicense others to use) part or all of the Manuals solely in connection with the operation of stores within the global network of "The Athlete's Foot" stores on terms acceptable to both parties.

4. TAFA's Representations and Warranties

4.1 Representations and Warranties

TAFA represents and warrants to the Company that on the Effective Date and on each day during the Term the following are true and correct and not misleading:

(a) TAFA is limited liability company duly organized, validly existing under the laws of Delaware. A true and correct copy of its limited liability company agreement (the "Limited Liability Company Agreement") is annexed to this Agreement as Exhibit B;

(b) TAFA will continue to act in compliance with its organisational documents, including the Limited Liability Company Agreement;

(c) TAFA is a wholly owned subsidiary of NexCen Brands Inc and is not liable in any way for the indebtedness of NexCen Brands Inc or any Related Body Corporate of NexCen Brands Inc;

(d) TAFA has full right and authority to execute and perform its obligations under this Agreement and all other agreements contemplated by this Agreement to which it is a party;

(e) consummation by TAFA of the transaction contemplated under this Agreement does not and will not:

(i) violate or conflict with its certificate of organization, the Limited Liability Company Agreement or other organisational documents;

(ii) conflict with, result in any breach or, constitute a default with (constitute an event which with the giving of notice or lapse of time, or both, would become or result in a conflict, breach or default under), or give to others any rights of termination, amendment, acceleration or cancellation of any agreement or obligation of TAFA or its Affiliates;

(f) TAFA's sole assets are the Mark and the rights in the Trade Dress;

(g) TAFA has good legal and beneficial title to the Mark and the rights in the Trade Dress in the Territory, other than the Marks developed by the Company under clause 5(g) and the modifications to the Trade Dress under clause 5(b), free and clear of all mortgages, pledges, liens, encumbrances, charges, security interests, options, rights of first refusal, easements, licenses to third party, security agreements or other restrictions on use or transfer, other than for the benefit of the Company;

(h) TAFA and its Affiliates have not granted a license to a third party for the use of the Mark or the Trade Dress in relation to the operation of a retail store in the Territory;

(i) TAFA will provide the Company with all assistance reasonably requested by the Company in connection with the registration, renewal and maintenance of the Mark in the Territory and will provide the Company with a copy of any notices received in relation to the Mark a timely manner; and

(j) at the Effective Date, TAFA has no liabilities or obligations of any nature other than under this Agreement.

4.2 Opinion letters

TAFA must provide to the Company on the Effective Date:

(a) a "true sale" opinion letter from TAFA's legal counsel addressed to the Company which confirms that the transfer of the Mark from the previous owner to TAFA was an effective transfer; and

(b) a "non-consolidation" opinion letter from TAFA's legal counsel addressed to the Company which confirms that TAFA is not at risk of being consolidated with NexCen Brands Inc or any subsequent owner of the ownership interests in TAFA in the event of the bankruptcy of NexCen Brands Inc or its successor.

4.3 Confidentiality

TAFA must maintain the confidentiality of:

(a) the Sublicense Agreement provided to TAFA under clause 2.2(d);

(b) the Manuals provided to TAFA under clause 3.6,

(collectively the **Confidential Documents**).

Except as stated in this Agreement, TAFA must not and must not permit any of its officers, employees, agents, contractors, related bodies corporate or Affiliates to use or to disclose to any person any part of the Confidential Documents without the prior written consent of the Company.

5. The Company's Representations and Warranties

The Company represents and warrants to TAFA that on the Effective Date and on each day during the Term the following are true and correct and not misleading:

(a) each Store opened and operated pursuant to the terms of this Agreement will be identified by the Mark at all times during the term of the lease (including renewals) for the business location of each Store;

(b) the Company will ensure that each Store is fitted out in accordance with the Trade Dress, which may be amended or modified from time to time by the Company so long as the Company is otherwise in compliance with this Agreement;

(c) each Store shall be used exclusively for the operation of a specialty retail business selling athletic and other footwear, related athletic and other clothing, luggage for athletic and other use and other related products that is identified by the Mark and utilizing the Trade Dress;

(d) the Company agrees to reimburse TAFA for any costs specifically incurred in order to continuously maintain its existence as a valid limited liability company under the laws of Delaware (excluding other costs, such as any costs associated with filing its own

United States Tax returns and paying United States Taxes as required under applicable law which are the sole responsibility of TAFA);

(e) the Company accepts primary responsibility for supervising and controlling the use of the Mark and the Trade Dress in the Territory in accordance with the trademark laws of the Territory in order to best preserve TAFA's full rights to the Mark and the Trade Dress under such laws;

(f) the Company agrees to pay all costs associated with registering, renewing and maintaining the Mark in the Territory during the Term;

(g) the Company will have the right to develop, use and register new trademarks for use in connection with the Stores upon receipt of TAFA's written consent, which shall not be unreasonably withheld or delayed;

(h) the Company acknowledges and agrees that all applications and registrations of new trademarks must either be in the name of TAFA or transferred to TAFA for nominal consideration if this Agreement expires or is terminated;

(i) the Company must use its best efforts to promote the use of the Mark in the Territory and must use the Mark in Stores and in the Company's business communications (including signs, billboards, printed publicity materials and advertisements);

(j) the Company undertakes to only use the Mark and Trade Dress in the Territory in accordance with the terms and conditions of this Agreement and will not intentionally and/or knowingly do anything to adversely affect or impair the integrity of the Mark or the goodwill and prestige the Mark currently enjoys with the public in the Territory and the rest of the world;

(k) the Company will not manufacture, create, or cause to be manufactured, created or any goods on which the Mark appears (**Private Label Goods**) unless:

(i) the Company has requested in writing to TAFA that TAFA or its Affiliates obtain specific Private Label Goods, but TAFA and/or its Affiliates have been unable to supply the specifically requested Private Label Goods in a commercially reasonable time and at commercially reasonable prices; and

(ii) the Company requests that TAFA consent and TAFA consents to the manufacture, creation, or sale of the Private Label Goods (which consent will not be unreasonably withheld or delayed); and

(iii) the Company pays to TAFA 50% of the licensing fees (if any) received by the Company from a third party involved in the manufacture or creation of the Private Label Goods under this clause 5(k) .

(l) the Company has the right to use the Mark on all sales, promotional and advertising materials developed by the Company in connection with the operation of the Stores and on all goods which are used in the Stores but which are not for resale (e.g., salespersons' uniforms, price tags, bags, etc.) in the Territory;

(m) the Company acknowledges that TAFA owns and has sole title to the Mark and Trade Dress;

(n) the Company will not, directly or indirectly, acquire or claim adversely to TAFA or its Affiliates any right, title or interest in and to the Mark and Trade Dress;

(o) subject to the laws of the Territory, the Company acknowledges that each and every

development, improvement, use and registration of the Mark or the Trade Dress by the Company under this Agreement and by each Sublicensee under each Sublicense Agreement must be assigned to TAFA for no consideration within 60 days of TAFA's request and must at all times inure to the benefit of TAFA. The Company agrees to execute and agrees to procure that its Sublicensee's execute, any and all documents reasonably necessary to assign to TAFA each and every development, improvement, modification, use and registration of the Mark or the Trade Dress (including a waiver of any moral rights). This covenant shall survive termination or expiry of this Agreement for any reason;

(p) the Company shall not sell or permit the sale of, any merchandise which utilises the Mark or Trade Dress in any store which is not a Store;

(q) during the Term of this Agreement, the Company will ensure that it or its Sublicensees operate each Store for the sale of athletic and other footwear, related athletic and other clothing, luggage for athletic and other use and other related products;

(r) the Company will not allow, suffer, or permit the Store to be used for any purpose, business, activity, use, function, or object other than in accordance with this Agreement or as otherwise approved by TAFA (acting reasonably);

(s) the Company must display the Mark in each Store subject to any lease provisions, city ordinances and reasonable good taste or custom as may be established in the area in which a Store is located;

(t) other than pursuant to this Agreement, the Company will not directly or indirectly:

(i) attempt to register or to use the Mark;

(ii) use the Trade Dress in connection with the operation of a business that is not a Store;

(iii) attempt to register or to use any trademark per se or in combination with goods and services which registration and/or use would create a likelihood of confusion with respect to the Mark or Trade Dress;

(iv) without the prior written consent of TAFA (which shall not be unreasonably withheld or delayed), use the Mark in conjunction with any other words or symbols in the Company's trade name or to identify the Store (except in a business name registered by the Company or a Sublicensee in respect of a particular Store provided that the business name is cancelled if the Store ceases to operate).

TAFA, in its sole discretion (acting reasonably), will determine if the trademark to be used or registered by the Company is confusingly similar to the Mark or other distinctive features of the labelling used in connection with the Mark under clause 5(t). If TAFA makes such a determination, its consent may be withheld provided that TAFA has acted reasonably. This covenant will survive termination or expiry of this Agreement;

(u) the Company shall immediately notify TAFA of any apparent infringement of, challenge to the Company's use of, or adverse claim of rights to the Mark or Trade Dress of which the Company becomes aware, and the Company shall not communicate with any person other than TAFA and its counsel or the Company's counsel in connection with any such infringement, challenge or claim. The Company agrees to proceed with TAFA in accordance with the provisions of clause 9 of this

Agreement; and

(v) the Company agrees that during the Term, it will not communicate or divulge to or use for the benefit of any other person or entity (other than a Sublicensee), any confidential information concerning the business of TAFA or its Affiliates.

6. Company obligations

During the Term, the Company agrees that:

(a) TAFA's personnel have the right to enter the premises of each Store at any reasonable time on reasonable written notice to ensure that the integrity of the Mark and the Trade Dress is being maintained but TAFA must ensure that it does not interfere with the operation of the business conducted at the Store during the inspection. All such inspections, examinations, and conferences shall be at the sole cost and expense of TAFA;

(b) upon receipt of written notice from TAFA, the Company will be required to discontinue sales of Disapproved Goods. The Company will be provided with the right to sell its existing stock of Disapproved Goods in the ordinary course of business for a period of 120 days commencing upon receipt of the notice from TAFA; and

(c) TAFA has the right to photograph each Store, its operations, exterior, interior and the various items sold at any reasonable time on reasonable written notice and to use any such photographs in any publicity or advertising. TAFA (at its own cost) must provide the Company, with digital copies of all such photographs.

7. Operating Agreement

The Company represents and warrants to TAFA that the Company has paid all monies owing under the Operating Agreement (other than the royalty fees to be paid under clause 3.3) and substantially complied with all other material obligations in the Operating Agreement for the period up to the Effective Date. The Company is not liable to make any payment (whether by way of damages or otherwise) for any breach of this warranty unless notice of a claim against the Company is given by TAFA (setting out full details, including details of the facts, matters and circumstance giving rise to the breach, the nature of the breach and TAFA's estimate of the loss suffered) before 31 July 2014.

8. Restriction on Unfair Competition

The Company must not:

(a) use the Marks or the Trade Dress, or licence a third party to use the Marks or the Trade Dress outside the Territory;

(b) actively solicit or seek to employ any persons known to be employed by TAFA or its Affiliates or other grantees of TAFA or its Affiliates; or

(c) use the Marks or the Trade Dress, or licence a third party to use the Marks or the Trade Dress after this Agreement is terminated or expires,

unless otherwise authorised by TAFA in writing.

The covenants in this clause 8 survive the termination or expiry of this Agreement.

9. Litigation

9.1 Right to use the Mark

(a) The Company (with TAFA's cooperation) is obligated to commence, control and finance the defence to any legal proceedings issued against the Company, a Sublicensee or TAFA suggesting that they do not have the right to use the Mark in the Territory.

(b) This defence will be controlled and coordinated by reputable and appropriately qualified trademark counsel to be selected by the Company after consultation with TAFA. The defence will be funded by the Company.

9.2 Unlicensed use of the Mark

(a) The Company (with TAFA's cooperation) must take legal action against unlicensed third parties believed to be using the Mark to protect or enforce its trademark rights in the Territory as and when the Company deems appropriate.

(b) Legal action will be controlled and coordinated by reputable and appropriately qualified trademark counsel to be selected by the Company after consultation with TAFA. The action will be funded by the Company.

(c) TAFA will fully cooperate to ensure the Company is able enforce the trademark rights of TAFA or the Company under this Agreement. If required, TAFA will voluntarily become a party to such action to enable to Company to do this (provided that the Company indemnifies TAFA in relation to all costs it incurs by virtue of it being a party to the action).

(d) Any proceeds recovered as a consequence of this legal action will be the sole property of the Company.

9.3 Information

The Company and TAFA agree that each party shall keep the other informed of any use of the Mark, or any use of a name confusingly similar to the Mark, by unlicensed third parties in the Territory of which the party becomes aware.

9.4 Action by TAFA

(a) If TAFA notifies the Company in writing of any use of the Mark, or any use of a name confusingly similar to the Mark, by unlicensed third parties in the Territory and the Company:

   (i) notifies TAFA that it does not intend to take legal action against the unlicensed third parties; or

   (ii) does not take legal action against the unlicensed third parties within 3 months of being notified in writing by TAFA,

   TAFA may (at its cost) take legal action against the unlicensed third parties to protect or enforce its rights as and when TAFA deems appropriate.

(b) The Company will, and will require that its Sublicensees fully cooperate to ensure TAFA is able enforce the trademark rights of TAFA or the Company under this clause. If requested, the Company or the Sublicensee will voluntarily become a party to such action to enable TAFA to do this (provided that TAFA undertakes to

reimburse the Company and/or Sublicensees, as the case may be, in relation to all costs it incurs by virtue of it being a party to the action and TAFA provides the Company and/or Sublicensees with security acceptable to the respective parties for this undertaking).

(c) Any proceeds recovered as a consequence of legal action under this clause will be the sole property of TAFA.

10. Term and Renewal Terms

10.1 Term

(a) This Agreement commences on the Effective Date and continues for the Initial Term unless earlier terminated in accordance with this Agreement.

(b) The Company may renew the term of this Agreement for 3 further renewal terms in accordance with this Agreement.

10.2 First Renewal Term

If the Company seeks to be granted the right to use the Mark and the Trade Dress and to grant Sublicenses for the First Renewal Term, the following provisions apply:

(a) the Company will notify TAFA that it intends to renew the Agreement by no later than 1 August 2107;

(b) the Company will pay to TAFA the Renewal Fee before the commencement of the First Renewal Term;

(c) the Company will agree to be bound by the same terms and conditions as contained in this Agreement for the First Renewal Term; and

(d) the parties agree to sign the relevant renewal documentation evidencing an extension of the term of this Agreement for the First Renewal Term within a reasonable time of the option for renewal being exercised by the Company.

10.3 Second Renewal Term

If the Company seeks to be granted the right to use the Mark and the Trade Dress and to grant Sublicenses for the Second Renewal Term, the following provisions apply:

(a) the Company will notify TAFA that it intends to renew the Agreement by no later than 1 August 2157;

(b) the Company will pay to TAFA the Renewal Fee before the commencement of the Second Renewal Term;

(c) the Company agrees to be bound by the same terms and conditions as contained in this Agreement for the Second Renewal Term; and

(d) the parties agree to sign the relevant renewal documentation evidencing an extension of the term of this Agreement for the Second Renewal Term within a reasonable time of an option for renewal being exercised by the Company.

10.4 Third Renewal Term

If the Company seeks to be granted the right to use the Mark and the Trade Dress and to grant Sublicenses for the Third Renewal Term, the following provisions apply:

(a) the Company will notify TAFA that it intends to renew the Agreement by no later than 1 August 2207;

(b) the Company will pay to TAFA the Renewal Fee before the commencement of the Third Renewal Term;

(c) the Company agrees to be bound by the same terms and conditions as contained in this Agreement for the Third Renewal Term; and

(d) the parties agree to sign the relevant renewal documentation evidencing an extension of the term of this Agreement for the Third Renewal Term within a reasonable time of an option for renewal being exercised by the Company.

11. Termination

11.1 TAFA's Right to Terminate Upon Non-Payment

TAFA may terminate this Agreement in the event the amounts owing to TAFA under clause 3.1 and clause 3.3 are not paid within 30 days of TAFA notifying the Company that an amount is overdue.

11.2 TAFA's Right to Terminate upon Material Breach

TAFA may terminate this Agreement if:

(a) the Company commits a material breach of this Agreement:

(i) that is reasonably likely to have a materially adverse effect on the goodwill associated with the Marks inside or outside of the Territory; or

(ii) that is related to the Company's obligations to pay monies to TAFA (other than royalty fees under clause 3.1 and clause 3.3 due under this Agreement); or

(iii) that is related to the Company's obligation to refrain from unfair competition under clause 8; and

(b) TAFA gives the Company written notice of that breach ("Breach Notice") which:

(i) provides specific details of the breach; and

(ii) specifies the action that TAFA requires the Company to take to remedy the breach; and

(c) the Company does not, within 180 days of receipt of that Breach Notice, either:

(i) remedy the breach to the satisfaction of TAFA; or

(ii) pay to TAFA appropriate compensation. If:

(A) TAFA has issued the Breach Notice under clauses 11.2(a)(i) or 11.2(a)(iii); and

(B) the breach has continued after the Breach Notice has been issued and the Company remains unwilling to cease or modify the conduct giving rise to the breach,

the payment of appropriate compensation in lieu of remedying the breach shall be acceptable solely at TAFA's election.

11.3 Company's Right to Terminate

Company may terminate this Agreement at any time by providing TAFA with 30 days prior written notice. Upon the termination of this Agreement by the Company, all of the rights of the Company under this Agreement shall terminate and shall revert immediately to TAFA, all monies due to TAFA under the Agreement shall become immediately due and payable, and the Company shall comply with clause 14.

12. Assignment or Transfer

12.1 Assignment or Transfer by the Company

The Company shall not:

(a) voluntarily, involuntarily, directly or indirectly sell, transfer, assign or otherwise dispose of (including, without limitation, by will, declaration of or transfer in trust or under the laws of intestate succession) all or a majority of its business and assets or this Agreement except:

(i) the sale of Goods in the ordinary course of business;

(ii) the sale of a Company Store to a Sublicensee in order for the Company Store to be operated as a Sublicense Store; or

(iii) the sale of the assets of a Company Store where the Company no longer considers it commercially viable to continue operating the Company Store, or

(b) permit the voluntary or involuntary sale or transfer of more than 50% of the shares in the Company from RCG to a third party that is not controlled by or under common control with RCG (whether in a single transaction or a series of transactions)

until it:

(i) provides written notice to TAFA of the actions referred to in clause 12.1(a) and 12.1(b); and

(ii) obtains written consent from TAFA to the actions referred to in clause 12.1(a) and 12.1(b), which consent will not be unreasonably withheld or delayed.

12.2 Assignment or Transfer by TAFA

(a) TAFA shall not:

(i) directly or indirectly consolidate or merge with or into any other entity;

(ii) convey, transfer, assign or lease, or sell any of its assets;

(iii) permit any entity to consolidate, merge with or into TAFA;

(iv) voluntarily assume any liability or obligation (contingent or otherwise) other than liabilities or obligations incurred:

(A) in compliance with this Agreement;

(B) as a result of a third party (other than an Affiliate of TAFA) initiating legal action against TAFA for any matters except a breach of this Agreement or the Limited Liability Company Agreement.

until it:

(v) provides written notice to the Company of the actions referred to in clause 12.2(a); and

(vi) obtains written consent from the Company to the actions referred to in clause 12.2(a), which consent will not be unreasonably withheld or delayed.

(b) In the event that TAFA gives notice to the Company or the Company is otherwise informed of a transaction that constitutes a transaction listed under clause 12.2(a)(i), 12.2(a)(ii), 12.2(a)(iii) or 12.2(a)(iv), the Company will have the option to purchase, free from encumbrances, TAFA's assets or all of the ownership interest in TAFA for US$10,000.

(c) The parties agree to sign the relevant purchase documentation within a reasonable time of the option for purchase being exercised by the Company and to do all things necessary to facilitate the transfer of clear title to the Company.

(d) TAFA shall not permit the voluntary or involuntary sale or transfer of the shares or other ownership interests in TAFA from NexCen Brands Inc to a third party that is not controlled by or under common control with NexCen Brands Inc (whether in a single transaction or a series of transactions) unless TAFA notifies the Company in writing, which includes a copy of the sale or transfer documents and confirmation that the warranties in clause 4.1 remain accurate (except that any reference to NexCen Brands Inc will be taken to be a reference to the transferee).

12.3 Security over the assets of TAFA

To secure the obligations of TAFA under clauses 2.1, 2.2, 2.6, 10, 12.2 and 15(b):

(a) TAFA grants to the Company a lien over the assets of TAFA (including the Mark) that are licensed to the Company under this Agreement and consents to the Company registering this lien by filing a Uniform Commercial Code financing statement with the Secretary of State in Delaware pursuant to the Security Agreement attached as Exhibit C (**Security Agreement**); and

(b) TAFA must execute a deed of assignment of the Mark in the form attached to this Agreement as Exhibit D (**Deed of Assignment**) and provide it to the Company.

12.4 Escrow of Deed of Assignment

The executed Deed of Assignment shall be delivered to and held by an escrow agent approved by TAFA (such approval not to be unreasonably withheld or delayed) pursuant to an escrow agreement which is acceptable to both parties and incorporates the principles in this clause 12.4 (**Escrow Agreement**), which shall provide for the release of the Deed Assignment to the Company only upon receipt of:

(a) written authorization of both the Company and TAFA; or

(b) the following evidence:

(i) a copy of a notice served on TAFA by the Company in relation to a breach of clause 12.2(a)(i), 12.2(a)(ii), 12.2(a)(iii) or 12.2(a)(iv), at least 45 days prior to the request that the Escrow Document be released; and

(ii) reasonable evidence of service of that notice on TAFA,

and TAFA not instituting legal proceedings to prevent the release of the Deed of Assignment prior to the expiry of the period referred to in clause 12.4(b)(i); or

(c) a court order from a court with competent jurisdiction that the Escrow Documents be released; and

(d) payment to the escrow agent of the US$10,000 purchase price in immediately available funds to be held by the escrow agent and released at the direction of TAFA.

The Company will bear all costs payable in connection with the maintenance of the escrow.

13. RCG's Guarantee

13.1 Guarantee

RCG guarantees to TAFA the prompt performance of all of the obligations of the Company contained or implied in this Agreement.

13.2 Continuing Security

(a) The guarantee given by RCG is a continuing security and remains in full force until the earlier of:

(i) a final release being given by TAFA; or

(ii) a transfer occurring to which clause 12.1 applies.

(b) RCG's liability under clause 13.1 is not affected by:

(i) the granting of time, forbearance or other concession by TAFA to the Company;

(ii) a variation of this Agreement;

(iii) an assignment of this Agreement by the Company; or

(iv) any disputes or differences between the Company and TAFA.

13.3 Release of RCG

(a) If, in accordance with clause 12.1:

(i) the Company disposes of all or a majority of its business and assets; or

(ii) RCG transfers more than 50% of the shares in the Company to a bona fide third party for proper consideration that is not controlled by or under common control with RCG,

the guarantee given by RCG in this clause 13 will be fully and automatically released upon such a transfer taking effect and RCG will have no further liability or obligations under this Agreement.

(b) If the consent of TAFA is not obtained in accordance with clause 12.1, then RCG is not released from its guarantee under clause 13.1.

14. Company's Obligations on Termination

14.1 Discontinuation of Mark and Trade Dress

(a) Upon termination or expiry of this Agreement for any reason, the Company agrees to, and agrees to cause all Sublicensees to, discontinue all use of the Mark and the Trade Dress and all sales of any goods bearing the Mark.

(b) The Company agrees that, upon any termination or expiry of this Agreement, it will make, or cause to be made, such changes in signs, buildings, and structures, so as to indicate to the public that that Company and the Sublicensees are no longer associated with TAFA in any manner and are no longer entitled to use the Mark or the Trade Dress.

(c) The Company further agrees that upon termination or expiry of this Agreement it will take all action as legally required in order to change its corporate name to any name which does not include the word "THE ATHLETE'S FOOT" or any variation of those words.

14.2 Return of Materials

The Company agrees that, upon the termination or expiry of this Agreement for any reason, the Company shall return to TAFA any operations manual, the training manual, and all manuals, tapes, and other materials that were provided to the Company at any time, together with any copies which were made by the Company.

14.3 Change of Numbers

The Company agrees that upon termination or expiry of this Agreement for any reason, the Company will take all actions necessary or required in order to ensure that all telephone numbers and all classified and other directory listings for the Stores are amended so that they do not include any reference to the Mark.

14.4 Continuing

The covenants of this clause 14 survive the termination or expiry of this Agreement.

15. Hold Harmless

(a) The Company agrees to indemnify TAFA and its Affiliates and hold them harmless from and against:

(i) any New Zealand Taxes related to the Licence Fee; and

(ii) any damage, loss or expenses suffered, paid or incurred by TAFA arising out of the use of the Mark or the Trade Dress or the operation of Stores by the Company or Sublicensees except such damage, loss or expenses suffered, paid or incurred due to a breach by TAFA of this Agreement.

(b) TAFA agrees to indemnify and hold the Company harmless from and against:

(i) any United States Taxes related to the Licence Fee; and

(ii) any damage, loss or expense suffered, paid or incurred by the Company arising out of any inaccurate representation or breach of warranty by TAFA outlined in clause 4 of this Agreement except such damage, loss or expenses suffered, paid or incurred due to a breach by the Company of this Agreement.

(c) The covenants of this clause 15 survive the termination or expiry of this Agreement.

16. Dispute Resolution

16.1 Delivering a Dispute Notice

If any dispute arises between the parties relating to or arising out of this Agreement, including its construction, effect, the rights and obligations of the parties, the performance, breach, rescission or termination of this Agreement, the entitlement of any party to damages or compensation (whether for breach of contract, tort or any other cause of action) or the amount of that entitlement (**Dispute**), the party claiming that a Dispute has arisen must deliver to the other party a notice containing particulars of the Dispute (**Dispute Notice**).

16.2 Parties Must Negotiate

During the period of 10 Business Days after delivery of the Dispute Notice, or any longer period agreed in writing by the parties to the Dispute (**Initial Period**), each of the parties must use its reasonable endeavours and act in good faith to resolve the Dispute by discussion and negotiation.

16.3 Referral to Third Party

If the parties have been unable to resolve the Dispute within the period stated in clause 16.2, then the parties must submit the Dispute to a mediator for consideration in accordance with the Mediation and Conciliation Rules of the Institute of Arbitrators and Mediators Australia, which Rules are taken to be incorporated into this Agreement.

16.4 Role of Mediator

The role of the Mediator is to assist in negotiating a resolution of the Dispute. The Mediator may not make a decision that is binding unless the parties otherwise agree in writing.

16.5 Other Proceedings

A party may not commence court proceedings in respect of a Dispute unless it has complied with this clause 16 and until the procedures in this clause 16 have been followed in full, except where:

(a) the party seeks injunctive relief in relation to a Dispute from an appropriate court where failure to obtain such relief would cause irreparable damage to the party concerned; or

(b) following those procedures would mean that a limitation period for a cause of action relevant to the issues in dispute will expire.

17. Miscellaneous

17.1 No Power of Attorney

Except as expressly provided herein:

(a) no party to this Agreement in any way constitutes or appoints another party to this Agreement to be its agent or legal representative for any purpose whatsoever;

(b) no party is granted any right, power, privilege or authority to assume or create any obligation, express or implied, on behalf of, or in the name of another party, or to make any purchase for the account of, or bind the other party in any manner or thing whatsoever; and

(c) no party has the right, power or privilege, or authority to accept summons or legal process for another party.

17.2 Representations

TAFA and the Company agree, and the Company expressly acknowledges, that TAFA has made no representations to the Company with regard to the performance of, or sales by Stores. It is expressly agreed between the parties that the results and performance of Stores are matters strictly within the control of the Company and Sublicensees.

17.3 Notice

Notice under this Agreement must be given by United States or New Zealand mail, as the case may be, by overnight courier or registered or certified mail, postage prepaid, return receipt requested, and addressed to TAFA, the Company or RCG, respectively, at the following addresses, or telecopier or other means of electronic telecommunications or to such substitute address or telecopy number as may be specified from time to time by either party:

TAFA

c/o NexCen Franchise Management, Inc.

1346 Oakbrook Drive, Suite 170

Norcross, Georgia 30093

USA

Attn: President

Telecopy #: +1-(770) 514-4903

Company: The Athlete's Foot Australia Pty. Ltd.

Private Box 99

Camperdown, NSW 1450

Attn: Company Secretary

Telecopy #: +61-2-9550-3573

RCG: RCG Corporation Ltd

Private Box 99

Camperdown, NSW 1450

Attn: Company Secretary

Telecopy #: +61-2-9550-3573

All notices given pursuant to this Agreement shall be deemed given upon receipt and courier confirmation, governmental mail receipt or telecopy confirmation shall constitute proof of such receipt.

17.4 Severance

If any provision of this Agreement offends any law applicable to it and is as a consequence illegal, invalid or unenforceable then:

(a) where the offending provision can be read down so as to give it a valid and enforceable operation of a partial nature it must be read down to the extent necessary to achieve that result; and

(b) in any other case the offending provision must be severed from this Agreement in which event the remaining provisions of the Agreement operate as if the severed provision had not been included.

If a provision is severed from this Agreement, the parties covenant and agree, that they will exert best efforts to agree on an amendment or amendments to this Agreement or on modifications of their practices in such manner as will fully comply with the law whilst preserve the original intention of both parties to the extent possible.

17.5 Entire Agreement

(a) This Agreement contains the entire understanding between the parties concerning the subject matter and supersedes any oral or written representations, inducements or promises not contained in this Agreement.

(b) This Agreement may not be modified except by a written instrument signed by each party.

(c) The parties agree to terminate all previous agreements concerning the subject matter of this Agreement on and from the Effective Date.

(d) This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties provided that the parties may assign this Agreement only in accordance with clause 12 of this Agreement.

(e) The granting of consent in accordance with clause 12 of this Agreement shall be applicable only to the specific transaction identified in relation to which consent was sought and given and shall not eliminate the necessity of obtaining consent to future or other assignments or to a significant change in the scope of a transaction for which consent was given.

(f) Expiration or early termination of this Agreement shall not affect the covenants, duties and obligations of either TAFA or the Company or RCG in effect clauses of this Agreement that are intended to survive expiration or termination.

17.6 Governing Law

(a) This Agreement is governed by and construed in accordance with the laws in force in the State of New South Wales in Australia.

(b) The parties submit to the exclusive jurisdiction of the courts of that State and the Commonwealth of Australia in respect of all matters or things arising out of or relating to this Agreement, its performance or subject matter.

17.7 Counterparts

If this Agreement consists of a number of signed counterparts, each is an original and all of the counterparts together constitute the same document.

17.8 Relationship

Nothing in this Agreement may be construed as creating a relationship of partnership, of franchisor and franchisee, of principal and agent or of trustee and beneficiary.

18. Press Releases

(a) Except as may be required by regulatory or legal requirements, neither party shall issue, or permit any Related Bodies Corporate, their officers, representatives, agents or employees to issue, a press release or otherwise attempt to generate publicity from this Agreement without the consent of the other party, which consent will not be unreasonably withheld.

(b) The parties acknowledge that:

(i) RCG will be obliged to disclose certain details of this Agreement to the Australian Stock Exchange; and

(ii) certain details of this Agreement will be required to be disclosed to the U.S. Securities and Exchange Commission ("SEC").

The parties must discuss the form and content of the draft announcements before they are released.

19. Termination of Operating Agreement

TAFA and the Company must execute, and must ensure that their appropriate Related Bodies Corporate execute the deed of termination and release attached to this Agreement as Exhibit E on the same date as this Agreement.

Executed as a deed:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATTEST:	TAF AUSTRALIA, LLC
Sue J. Nam, Secretary	By: Kenneth J. Hall, President

Executed by **The Athlete's Foot Australia Pty Ltd ACN 001 777 582** in accordance with section 127(1) of the *Corporations Act 2001 (Cth)*:)

.... Signature of director	.... Signature of director or company secretary* *delete whichever does not apply
.... Name (please print)	.... Name (please print)

Executed by **RCG Corporation Ltd ACN 108 096 251** in accordance with section 127(1) of the *Corporations Act 2001 (Cth)*:)

.... Signature of director	.... Signature of director or company secretary* *delete whichever does not apply
.... Name (please print)	.... Name (please print)

Executed as a deed:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATTEST:	TAF AUSTRALIA, LLC
Sue J. Nam, Secretary	By: Kenneth J. Hall, President

Executed by **The Athlete's Foot Australia Pty Ltd ACN 001 777 582** in accordance with section 127(1) of the *Corporations Act 2001 (Cth)*:

Signature of director	Signature of director ~~or company secretary~~* *delete whichever does not apply
DAVID GORDON Name (please print)	IVAN HAMMERSCHLAG Name (please print)

Executed by **RCG Corporation Ltd ACN 108 096 251** in accordance with section 127(1) of the *Corporations Act 2001 (Cth)*:

Signature of director	Signature of director ~~or company secretary~~* *delete whichever does not apply
Hilton Brett Name (please print)	MICHAEL COOPER Name (please print)

Exhibit A

Marks

TAF New Zealand Trademarks
As of July 22, 2009

Jurisdiction	Mark	Status	App. No. Filing Date	Reg. No. Reg. Date	Class/Description
New Zealand	3-Winged Foot Design	Registered	777925 Oct 17, 2007	777925 Apr 17, 2008	18 Leather and imitations of leather, and goods made of these materials and not included in other classes; animal skins, hides; trunks and traveling bags; umbrellas, parasols and walking sticks; whips, harness and saddlery; sports bags; carrying bags. 25 Clothing, footwear, headgear. 35 Advertising; business management; business administration; office functions; retail services.
New Zealand	Old Winged Foot Design	Registered	B236255 Apr 22, 1994	236255 May 22, 1997	25 Sportswear; athletic apparel and headgear.
New Zealand	TAF	Registered	777924 Oct 17, 2007	777924 June 11, 2009	18 Leather and imitations of leather, and goods made of these materials and not included in other classes; animal skins, hides; trunks and traveling bags; umbrellas, parasols and walking sticks; whips, harness and saddlery; sports bags; carrying bags. 25 Clothing, footwear, headgear. 35 Advertising; business management; business administration; office functions; retail services.
New Zealand	TAF & 3-Winged Foot Design	Registered	777926 Oct 17, 2007	777926 Apr 17, 2008	18 Leather and imitations of leather, and goods made of these materials and not included in other classes; animal skins, hides; trunks and traveling bags; umbrellas, parasols and walking sticks; whips, harness and saddlery; sports bags; carrying bags. 25 Clothing, footwear, headgear. 35 Advertising; business management; business administration; office functions; retail services.
New Zealand	TAFTEC	Registered	777927 Oct 17, 2007	777927 Apr 17, 2008	18 Leather and imitations of leather, and goods made of these materials and not included in other classes; animal skins, hides; trunks and travelling bags; umbrellas, parasols and walking sticks; whips, harness and saddlery; sports bags; carrying bags. 25 Clothing, footwear, headgear.
New Zealand	THE ATHLETE'S FOOT	Registered	684135 Aug 8, 2003	684135 Jan 13, 2005	35 Retail services associated with providing sporting goods and equipment, and sporting clothing and footwear.
New Zealand	THE ATHLETE'S FOOT	Registered	236258 Apr 22, 1994	236258 May 22, 1997	25 Sportswear; athletic apparel and headgear.
New Zealand	THE ATHLETE'S FOOT & Old Winged Foot Design	Registered	183113 May 2, 1988	183113 Oct 25, 1991	42 Retail services associated with providing sporting goods and equipment and sporting clothing and footwear.